December 8, 2005


Mail Stop 4561

VIA U.S. MAIL AND FAX (925) 955-0800

Mr. Shmuel Shneibalg
President
Knowledge Transfer Systems, Inc.
5509 11th Avenue
Brooklyn,  NY  11219

Re:	Knowledge Transfer Systems, Inc.
      Form 10-KSB for the year ended December 31, 2004
      Filed April 13, 2005
      File No. 000-28417

Dear Mr. Shneibalg:

      We have completed our review of your Form 10-KSB and related filings and do not, at this time, have any further comments.


								Sincerely,



      Steven Jacobs
      Accounting Branch Chief
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Mr. Shmuel Shneibalg
Knowledge Transfer Systems, Inc.
September 29, 2005
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